Exhibit 99.1

Industrial Enterprises Announces Delisting From NASDAQ Effective February 20, 2008

NEW YORK, Feb. 19, 2008 (PRIME NEWSWIRE) -- Industrial Enterprises of America, Inc. (NasdaqCM: IEAM - News), an automotive aftermarket packager and supplier, announced today that the Nasdaq Hearings Panel (the ``Panel'') has determined to delist the Company's securities and will suspend trading of the Company's securities on the Nasdaq stock market effective at the opening of trading on February 20, 2008.

The Company may request that the Nasdaq Listing and Hearing Review Council review the decision of the Panel. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel. The Company is considering whether to make such a request. However, such a request would not delay the Panel's determination to delist the Company's securities.

The Company anticipates that its common stock will be quoted on the Pink Sheet Electronic Quotation Service automatically and immediately after Nasdaq suspends trading. The Company expects that the trading symbol of its common stock will remain the same (IEAM or IEAM.PK). Information about the Pink Sheets can be found at its Internet website http://www.pinksheets.com.

About Industrial Enterprises of America
Industrial Enterprises of America, Inc. is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit http://www.industrialenterprisesinc.com
Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.